Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-252234, 333-261667, 333-272946, 333-275578, 333-278073, 333-276745, 333-278995, 333-280577, 333-281299, and 333-289210), Form S-3 (File No. 333-286217), and Form S-8 (File Nos. 333-253141, 333-272938, 333-280747, and 333-288201) of our report dated February 28, 2025, with respect to the financial statements of Longeveron Inc. as of December 31, 2024 and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

March 17, 2026